Exhibit 5.2

44th Floor 1 First Canadian Place Toronto Canada M5X 1B1	Tel 416 863 0900 Fax 416 863 0871 www.dwpv.com

June 27, 2011

File No. 235882

Barrick Gold Corporation

BCE Place, Suite 3700

161 Bay Street

Toronto, ON M5J 2S1

Ladies and Gentlemen:

Barrick Gold Corporation and Barrick North America Finance LLC – Exchange Offer

We are acting as Ontario counsel to Barrick Gold Corporation (“Barrick”) and Barrick North America Finance LLC (“BNAF”) in connection with the issuance of US$700 million of 1.75% Notes due 2014 (the “2014 Notes”) and US$1.1 billion of 2.90% Notes due 2016 of Barrick (the “2016 Notes” and together with the 2014 Notes, the “Barrick Notes”) and US$1.35 billion of 4.40% Notes due 2021 (the “2021 Notes”) and US$850 million of 5.70% Notes due 2041 of BNAF (the “2041 Notes” and together with the 2021 Notes, the “BNAF Notes”). The 2021 Notes and the 2041 Notes of BNAF are unconditionally guaranteed by Barrick (the “Guarantees”). The Barrick Notes and the BNAF Notes are collectively referred to herein as the “Notes”.

Barrick has, in respect of the Guarantees and the Barrick Notes, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form F-9 and BNAF has, in respect of the BNAF Notes, filed with the Commission a Registration Statement on Form S-4. The combined Registration Statements on Forms F-9 and S-4 (the “Registration Statement”) relate to: (a) Barrick’s offer to exchange the Barrick Notes for all US$700 million aggregate principal amount of the outstanding 1.75% Notes due 2014 and US$1.1 billion aggregate principal amount of the outstanding 2.90% Notes due 2016 of Barrick (collectively, the “Barrick Outstanding Notes”) and (b) Barrick and BNAF’s offer to exchange the BNAF Notes and related Guarantees for all US$1.35 billion aggregate principal amount of the outstanding 4.40% Notes due 2021 and US$850 million aggregate principal amount of its outstanding 5.70% Notes due 2041 of BNAF (collectively the “BNAF Outstanding Notes” and together with the Barrick Outstanding Notes, the “Outstanding Notes”), as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”).

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The Notes will be issued, and the Outstanding Notes were issued, pursuant to an indenture (the “Indenture”) dated as of June 1, 2011 among Barrick, BNAF, Citibank N.A. as indenture agent and Wilmington Trust Company, as trustee (the “Trustee”).

We have examined the Registration Statement including the Prospectus, the Indenture, such corporate records of Barrick, such certificates of officers of Barrick, public officials and others and original, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinion expressed below.

For the purposes of this opinion, we have not reviewed the minute books or other corporate records of Barrick or BNAF (other than the articles and bylaws of Barrick). As to the opinion expressed in paragraphs 1 below (insofar as it relates to all necessary corporate action having been taken by Barrick or to authorization of a particular act, document or thing by or on behalf of Barrick), we have relied, without independent investigation or verification, solely on a certified copy of (i) the applicable resolutions of the board of directors of Barrick and (ii) the articles (and any amendments thereto) and the by-laws of Barrick.

For the purposes of the opinions expressed below, we have assumed (without independent investigation or verification):

(a)	the genuineness of all signatures (whether on originals or copies of documents);

(b)	the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(c)	the legal capacity of all natural persons;

(d)	that the Indenture has been duly authorized, executed and delivered by, and is a legal, valid and binding obligation of each party thereto other than Barrick, and is enforceable in accordance with its terms against each party thereto; and

(e)	to the extent any obligation under the Indenture, the Barrick Notes and the Guarantees is to be performed in any jurisdiction other than the Province of Ontario, such performance will not be illegal under the laws of such jurisdiction.

The opinions expressed herein are limited to applicable laws of the Province of Ontario and the federal laws of Canada applicable in such province (collectively, “Ontario Law”).

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We express no opinion as to any laws, or matters governed by any laws, other than Ontario Law.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Indenture, the Barrick Notes and the Guarantees have been duly authorized by all necessary corporate action on the part of Barrick.

2. The Indenture has been duly executed and delivered by Barrick, to the extent such execution and delivery are matters governed by the laws of the Province of Ontario.

3. When the Barrick Notes are issued, executed and delivered by Barrick and authenticated by the Trustee pursuant to the terms and conditions of the Indenture, the Barrick Notes will be validly issued, executed and delivered by Barrick, to the extent such execution and delivery are matters governed by the laws of the Province of Ontario.

4. When the BNAF Notes are issued, executed and delivered by BNAF and authenticated by the Trustee pursuant to the terms and conditions of the Indenture, the Guarantees will be validly issued, executed and delivered by Barrick, to the extent such execution and delivery are matters governed by the laws of the Province of Ontario.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP